EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D (and any further amendment filed by them) with respect to the common stock, par value $0.001 per share, of Deerfield Capital Corp., a Maryland corporation.

TRIARC COMPANIES, INC.

By:	/s/ Steven B. Graham

Name: Steven B. Graham

Title: Senior Vice President and Chief Accounting Officer

          /s/ Nelson Peltz

NELSON PELTZ

          /s/ Peter W. May

PETER W. MAY

Dated: March 20, 2008